Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of CB Richard Ellis Group, Inc. (Form S-8 No. 333-116362 pertaining to the CB Richard Ellis Deferred Compensation Plan and Form S-8 No. 333-119398 pertaining to the CB Richard Ellis Group, Inc. 2004 Stock Incentive Plan, as amended, CB Richard Ellis Group, Inc. 2001 Stock Incentive Plan, as amended, CB Richard Ellis Services, Inc. Amended and Restated Deferred Compensation Plan, as amended and the CB Richard Ellis Services, Inc. Amended and Restated 401(k) Plan, as amended of our report dated March 13, 2006 (except for Note 23 — Discontinued Operations and Real Estate and Other Assets Held for Sale, as to which the date is November 9, 2006) with respect to the consolidated financial statements of Trammell Crow Company and subsidiaries included in this Amendment No. 1 to the Current Report on Form 8-K/A of CB Richard Ellis Group, Inc. dated March 6, 2007.

/s/ ERNST & YOUNG LLP

Dallas, TX

March 2, 2007